EXHIBIT 99.1
News Release
Contacts:	Media - Michael P. Wallner, General Manager, Communications and PR (513) 425-2688
Investors - Roger K. Newport, Vice President, Finance and Chief Financial Officer (513) 425-5270

UAW Members Ratify Labor Agreement For AK Steel's Rockport Works

WEST CHESTER, OH, August 28, 2013 - AK Steel (NYSE: AKS) said today that members of the United Auto Workers Local 3044 have ratified a four-year labor agreement covering about 195 hourly production employees at the company's Rockport (IN) Works.
“We are pleased to have reached a competitive labor agreement at our Rockport Works ahead of the expiration date,” said James L. Wainscott, Chairman, President and CEO of AK Steel. “The new agreement will help Rockport Works continue to serve our valued customers with outstanding quality and productivity.”
The current agreement expires on September 30, 2013. The new agreement takes effect September 30, 2013 and expires on September 30, 2017.

AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. The company employs about 6,100 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio. Additional information about AK Steel is available on the company's web site at www.aksteel.com.
AK Tube LLC, a wholly-owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana. AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets. Additional information about AK Tube LLC is available on its web site at www.aktube.com.
AK Coal Resources, Inc., another wholly-owned subsidiary of AK Steel, controls and is developing metallurgical coal reserves in Somerset County, Pennsylvania. AK Steel also owns 49.9% of Magnetation LLC, a joint venture headquartered in Grand Rapids, Minnesota, which produces iron ore concentrate from previously mined ore reserves.

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